UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                              (Amendment No. 3)*

                            Ennis Business Forms Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)


                                 COMMON STOCK
--------------------------------------------------------------------------------
                          (Title of Class Securities)


                                  293389102
                     ------------------------------------
                                (CUSIP Number)


                              August 25, 2003
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            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|   Rule 13d-1(b)

      |X|   Rule 13d-1(c)

      |_|   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosure provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



..........................
CUSIP No.  293389102
..........................

--------------------------------------------------------------------------------
      Name of Reporting Persons.
1     I.R.S. Identification Nos. of above persons (entities only).

      Cannell Capital LLC
      94-3366999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
      Check the Appropriate Box if a Member of a Group (See Instructions)
2
      (a)  |X|

      (b)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
      SEC Use Only
3

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
      Citizenship or Place of Organization
4
      California

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

              5    Sole Voting Power




  number of
   shares
beneficially
  owned by
    each
  reporting
 person with


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

              6    Shared Voting Power

                   812,128
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

              7    Sole Dispositive Power


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

              8    Shared Dispositive Power

                   812,128
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

9     Aggregate Amount Beneficially Owned by Each Reporting Person

      812,128
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

11    Percent of Class Represented by Amount in Row (9)
      4.97%
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

12    Type  of Reporting Person (See Instructions)
      IA
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..........................
CUSIP No.  293389102
..........................

--------------------------------------------------------------------------------
      Name of Reporting Persons.
1     I.R.S. Identification Nos. of above persons (entities only).

      J. Carlo Cannell

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
      Check the Appropriate Box if a Member of a Group (See Instructions)
2
      (a)  |X|

      (b)


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
      SEC Use Only
3

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
      Citizenship or Place of Organization
4
      USA

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

              5    Sole Voting Power




  number of
   shares
beneficially
  owned by
    each
  reporting
 person with


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

              6    Shared Voting Power

                   812,128
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

              7    Sole Dispositive Power


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

              8    Shared Dispositive Power

                   812,128
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

9     Aggregate Amount Beneficially Owned by Each Reporting Person

      812,128
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

11    Percent of Class Represented by Amount in Row (9)
      4.97%
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

12    Type  of Reporting Person (See Instructions)
      IN, HC
--------------------------------------------------------------------------------


..........................
CUSIP No.  293389102
..........................

--------------------------------------------------------------------------------
      Name of Reporting Persons.
1     I.R.S. Identification Nos. of above persons (entities only).

      The Anegada Fund Limited

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
      Check the Appropriate Box if a Member of a Group (See Instructions)
2
      (a) |X|

      (b)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
      SEC Use Only
3

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
      Citizenship or Place of Organization
4
      Cayman Islands

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

              5    Sole Voting Power




  number of
   shares
beneficially
  owned by
    each
  reporting
 person with


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

              6    Shared Voting Power

                   200,031
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

              7    Sole Dispositive Power


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

              8    Shared Dispositive Power

                   200,031
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

9     Aggregate Amount Beneficially Owned by Each Reporting Person

      200,031
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

11    Percent of Class Represented by Amount in Row (9)
      1.2%
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

12    Type  of Reporting Person (See Instructions)
      CO
--------------------------------------------------------------------------------


..........................
CUSIP No.  293389102
..........................

--------------------------------------------------------------------------------
      Name of Reporting Persons.
1     I.R.S. Identification Nos. of above persons (entities only).

      The Cuttyhunk Fund Limited


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
      Check the Appropriate Box if a Member of a Group (See Instructions)
2
      (a)  |X|

      (b)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
      SEC Use Only
3

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
      Citizenship or Place of Organization
4
      Bermuda

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

              5    Sole Voting Power




  number of
   shares
beneficially
  owned by
    each
  reporting
 person with


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

              6    Shared Voting Power

                   201,300
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

              7    Sole Dispositive Power


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

              8    Shared Dispositive Power

                   201,300
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

9     Aggregate Amount Beneficially Owned by Each Reporting Person

      201,300
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

11    Percent of Class Represented by Amount in Row (9)
      1.2%
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

12    Type  of Reporting Person (See Instructions)
      CO
--------------------------------------------------------------------------------


..........................
CUSIP No.  293389102
..........................

--------------------------------------------------------------------------------
      Name of Reporting Persons.
1     I.R.S. Identification Nos. of above persons (entities only).

      Tonga Partners, L.P.
      94-3164039

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
      Check the Appropriate Box if a Member of a Group (See Instructions)
2
      (a)  |X|

      (b)


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
      SEC Use Only
3

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
      Citizenship or Place of Organization
4
      Delaware

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

              5    Sole Voting Power



  number of
   shares
beneficially
  owned by
    each
  reporting
 person with


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

              6    Shared Voting Power

                   294,400
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

              7    Sole Dispositive Power


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

              8    Shared Dispositive Power

                   294,400
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

9     Aggregate Amount Beneficially Owned by Each Reporting Person

      294,400
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

11    Percent of Class Represented by Amount in Row (9)
      1.8%
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

12    Type  of Reporting Person (See Instructions)
      PN
--------------------------------------------------------------------------------


..........................
CUSIP No.  293389102
..........................

--------------------------------------------------------------------------------
      Name of Reporting Persons.
1     I.R.S. Identification Nos. of above persons (entities only).

      GS Cannell Portfolio, LLC
      98-0232642

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
      Check the Appropriate Box if a Member of a Group (See Instructions)
2
      (a) |X|

      (b)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
      SEC Use Only
3

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
      Citizenship or Place of Organization
4
      Delaware

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

              5    Sole Voting Power




  number of
   shares
beneficially
  owned by
    each
  reporting
 person with


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

              6    Shared Voting Power

                   75,600
-------------------------------------------------------------------------------
--------------------------------------------------------------------------------

              7    Sole Dispositive Power


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

              8    Shared Dispositive Power

                   75,600
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

9     Aggregate Amount Beneficially Owned by Each Reporting Person

      75,600
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

11    Percent of Class Represented by Amount in Row (9)
      0.5%
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

12    Type  of Reporting Person (See Instructions)
      OO
--------------------------------------------------------------------------------


..........................
CUSIP No.  293389102
..........................

--------------------------------------------------------------------------------
      Name of Reporting Persons.
1     I.R.S. Identification Nos. of above persons (entities only).

      Pleiades Investment Partners, L.P.
      23-2688812

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
      Check the Appropriate Box if a Member of a Group (See Instructions)
2
      (a)  |X|

      (b)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
      SEC Use Only
3

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
      Citizenship or Place of Organization
4
      Delaware

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

              5    Sole Voting Power




  number of
   shares
beneficially
  owned by
    each
  reporting
 person with


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

              6    Shared Voting Power

                   40,797
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

              7    Sole Dispositive Power


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

              8    Shared Dispositive Power

                   40,797
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

9     Aggregate Amount Beneficially Owned by Each Reporting Person

      40,797
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

11    Percent of Class Represented by Amount in Row (9)
      0.2%
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

12    Type  of Reporting Person (See Instructions)
      PN
--------------------------------------------------------------------------------




Item 1.

    (a) Name of Issuer

        Ennis Business Forms Inc.


    (b) Address of Issuer's Principal Executive Offices

        1510 N Hampton, Suite 300
        Desoto, TX 75115

Item 2.

    (a) Name of Person Filing

        This statement is being filed by (i) Cannell Capital, LLC, a California limited liability company and California licensed adviser ("IA"),
        (ii) J. Carlo Cannell ("Managing Member"), (iii) The Anegada
        Fund Limited ("Anegada"), (iv) The Cuttyhunk Fund Limited ("Cuttyhunk"),
        (v) Tonga Partners, L.P. ("Tonga"), (vi) GS Cannell Portfolio, LLC ("GS Cannell") and (vii) Pleiades Investment Partners, LP ("Pleiades"), (collectively, the Reporting Persons). Managing Member controls IA by virtue of Managing Member's position as managing member and majority owner of IA.

        IA's beneficial ownership of the Common Stock is direct as a result of IA's discretionary authority to buy, sell, and vote shares of such Common Stock for its investment advisory clients. Managing Member's beneficial ownership of Common Stock is indirect as a result of Managing Member's ownership and management of IA. The beneficial ownership of Managing Member is reported solely because Rules 13d-1(a) and (b) under the Securities Exchange Act of 1934, as amended, require any person who is "directly or indirectly" the beneficial owner of more than five percent of any equity security of a specified class to file a Schedule 13G. The answers in blocks 6, 8, 9 and 11 above and the response to item 4 by Managing Member are given on the basis of the "indirect" beneficial ownership referred to in such Rule, based on the direct beneficial ownership of Common Stock by IA and the relationship of Managing Member to IA referred to above.

        Information with respect to each Reporting Person is given solely by the respective Reporting Person, and no Reporting Person undertakes hereby any responsibility for the accuracy or completeness or such information concerning any other Reporting Person.


    (b) Address of Principal Business office or, if None, Residence

        IA's principal business office is located at:
        150 California Street, Fifth Floor, San Francisco, CA 94111

        Managing Member's principal business office is located at:
        150 California Street, Fifth Floor, San Francisco, CA 94111

        Anegada's principal business office is located at:
        c/o Bank of Butterfield International (Cayman) Ltd., 68
        Fort Street, PO Box 705, George Town, Grand Cayman, Cayman Islands

        Cuttyhunk's principal business office is located at:
        73 Front Street, Hamilton, Bermuda HM 12

        Tonga's principal business office is located at:
        150 California Street, Fifth Floor, San Francisco, CA 94111

        GS Cannell's principal business office is located at:
        701 Mount Lucas Road, CN 850, Princeton, NJ 08542

        Pleiades' principal business office is located at:
        6022 West Chester Pike, Newtown Square, PA 19073


    (c) Citizenship

        Item 4 of each cover page is incorporated by reference

    (d) Title of Class Securities

        Common

    (e) CUSIP Number

        293389102

Item 3. If this statement is filed pursuant to ss 240.13d-1(b), or ss 240.13d-2(b) or (c), check whether the person filing is a:

        (a) Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
        (b)    Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
        (c) Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
        (d) Investment company registered under section 8 of the Investment Company Act (15 U.S.C. 80a-8).
        (e)    An investment adviser in accordance with ss
               240.13d-1(b)(1)(ii)(E).
        (f) An employee benefit plan or endowment fund in accordance with ss 240.13d-1(b)(ii)(F).
        (g) A parent holding company or control person in accordance with ss 240.13d-1(b)(1)(ii)(G).
        (h)    A savings association as defined in Section 3(b) of the
               Federal Deposit Insurance Act (12 U.S.C. 1813).
        (i)    A church plan that is excluded from the definition of an
               investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).
        (j)    Group in accordance with ss 240.13d-1(b)(ii)(J).

Item 4. Ownership

        Common Stock:

            Items 5-9 and 11 of each cover sheet are incorporated by reference


Item 5. Ownership of Five Percent or Less of a Class.

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class securities, check the following |X|

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

        Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

        Not Applicable

Item 8. Identification of Members of the Group.
        See Exhibit A

Item 9. Notice of Dissolution of Group.
        Not Applicable.

Item 10.    Certification:

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                   SIGNATURE
Date:  September 9, 2003
                          CANNELL CAPITAL LLC

                                     /s/ J. Carlo Cannell
                          ------------------------------------------
                              J. Carlo Cannell, Managing Member

                          J. CARLO CANNELL

                                     /s/ J. Carlo Cannell
                          ------------------------------------------
                                       J. Carlo Cannell

                          THE ANEGADA FUND LIMITED

                                     /s/ J. Carlo Cannell
                          ------------------------------------------
                              J. Carlo Cannell, Managing Member
                            Cannell Capital LLC, Investment Adviser

                          THE CUTTYHUNK FUND LIMITED

                                     /s/ J. Carlo Cannell
                          ------------------------------------------
                              J. Carlo Cannell, Managing Member
                            Cannell Capital LLC, Investment Adviser

                          TONGA PARTNERS, L.P.

                                     /s/ J. Carlo Cannell
                          ------------------------------------------
                              J. Carlo Cannell, Managing Member
                            Cannell Capital LLC, General Partner

                          GS CANNELL PORTFOLIO, LLC

                                     /s/ J. Carlo Cannell
                          ------------------------------------------
                              J. Carlo Cannell, Managing Member
                            Cannell Capital LLC, Investment Adviser

                          PLEIADES INVESTMENT PARTNERS, LP

                                     /s/ J. Carlo Cannell
                          ------------------------------------------
                              J. Carlo Cannell, Managing Member
                            Cannell Capital LLC, Investment Adviser



EXHIBIT A


           Identification of Members of the Group


Pursuant to Rule 13d-1(c)under the Securities and Exchange Act of 1934, the members of the group making this joint filing are identified as follows:

Name
Cannell Capital LLC
J. Carlo Cannell
The Anegada Fund Limited
The Cuttyhunk Fund Limited
Tonga Partners, L.P.
GS Cannell Portfolio, LLC
Pleiades Investment Partners, LP